EXHIBIT 8.1

List of Significant Subsidiaries of Brilliance China Automotive Holdings Limited

     The following table lists information concerning the significant subsidiaries of Brilliance China Automotive as of December 31, 2002:

		Percentage of
		Interest held by
	Jurisdiction of	Brilliance China
Name	Incorporation	Automotive (%)

Subsidiaries
Shenyang Brilliance JinBei Automobile Co., Ltd.	China	51%
Ningbo Yuming Machinery Industrial Co., Ltd.	China	51%
Shenyang XingYuanDong Automobile Component Co., Ltd.	China	100%
Shenyang Jianhua Motors Engine Co., Ltd.	China	100%
Ningbo Brilliance Ruixing Auto Components Co., Ltd.	China	100%
Mianyang Brilliance Ruian Automotive Components Co., Ltd.	China	100%
China Brilliance Automotive Components Group Limited	Bermuda	100%
Southern State Investment Limited	BVI	100%
Beston Asia Investment Limited	BVI	100%
Pure Shine Limited	BVI	100%
Key Choices Group Limited	BVI	100%
Shenyang Brilliance Dongxing Automotive Component Co., Ltd.	China	100%
Shenyang Xingchen Automotive Seats Co., Ltd.	China	90%
Associated companies
Mianyang Xinchen Engine Co., Ltd.	China	50%
Shenyang Xinguang Brilliance Automotive Engine Co., Ltd.	China	50%
Shenyang Aerospace Mitsubishi Motors Engine Manufacturing Co., Ltd.	China	12.8%

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